Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.

5875 Landerbrook Drive ● Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 ● Fax (440) 449-9577

For Immediate Release
Tuesday, March 15, 2005

NACCO INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2004 RESULTS

     Cleveland, Ohio, March 15, 2005 – NACCO Industries, Inc. (NYSE:NC) today announced net income for the fourth quarter of 2004 of $32.6 million, or $3.97 per share, compared with net income for the fourth quarter of 2003 of $27.4 million, or $3.34 per share. Revenues for the fourth quarter of 2004 were $856.1 million, an increase of 12 percent compared with revenues of $763.6 million for the fourth quarter of 2003.

     Results for the fourth quarter of 2004 and 2003 include after-tax extraordinary gains of $0.5 million and $1.8 million, respectively, recorded by Bellaire Corporation, a wholly owned non-operating subsidiary, which manages ongoing liabilities related largely to the Company’s closed Eastern U.S. underground coal mines. These extraordinary gains relate to adjustments to Bellaire’s estimated obligation to the United Mine Workers of America Combined Benefit Fund. The 2004 and 2003 extraordinary gains are specifically attributable to lower than estimated inflation on premium payments and a lower than estimated number of assigned beneficiaries, resulting in a decrease in expected future obligations.

     Income before extraordinary gain for NACCO Industries for the fourth quarter of 2004 was $32.1 million, or $3.91 per share, compared with $25.6 million, or $3.12 per share for the fourth quarter of 2003.

     Net income for the year ended December 31, 2004 was $47.9 million, or $5.83 per share. This included the extraordinary gain previously discussed, as well as a $9.4 million pre-tax restructuring and related inventory impairment charge recorded at Hamilton Beach/Proctor-Silex in 2004 ($6.1 million after a tax benefit of $3.3 million). This compared with net income of $52.8 million, or $6.44 per share, for the year ended December 31, 2003, which included a net benefit of $1.2 million for the cumulative effect of a change in accounting for mine closing obligations recorded in the first quarter of 2003 as a result of the adoption of Statement of Financial Accounting Standards No. 143 (“SFAS No. 143”) and the $1.8 million extraordinary gain previously discussed. Revenues for 2004 were $2.8 billion compared with $2.5 billion for 2003.

     For the 2004 full year, NACCO Industries generated consolidated cash flow before financing activities of $85.9 million, which was comprised of net cash provided by operating activities of $126.2 million less net cash used for investing activities of $40.3 million. For the 2003 full year, consolidated cash flow before financing activities was $80.5 million, which was comprised of net cash provided by operating activities of $123.6 million less net cash used for investing activities of $43.1 million.

Discussion of Results

NMHG Wholesale- 2004 Fourth Quarter

     NMHG Wholesale reported net income of $10.3 million on revenues of $545.2 million for the fourth quarter of 2004 compared with net income of $9.8 million on revenues of $478.0 million for the fourth quarter of 2003.

     Revenues increased 14 percent in the fourth quarter of 2004 compared with the fourth quarter of 2003 primarily due to increased unit volumes in most markets, favorable foreign currency movements as a result of the strengthening of the Euro and British Pound Sterling versus the U.S. dollar and the effects of price increases implemented during 2004, partially offset by an unfavorable shift in mix toward lower priced lift trucks sold. Lift truck shipments increased to 22,406 units in the fourth quarter of 2004 from 19,830 units in the fourth quarter of 2003. NMHG Wholesale’s worldwide backlog increased to 25,700 units at December 31, 2004 compared with 19,100 units at December 31, 2003 and decreased from 26,800 units at September 30, 2004. The decline in backlog from the third quarter of 2004 was primarily attributable to an increase in throughput at the company’s manufacturing facilities.

     For the fourth quarter of 2004, NMHG Wholesale reported slightly improved net income over the fourth quarter of 2003. The increase was primarily the result of the positive effects of increased unit volumes, increased parts volume and margins, specifically in the Americas, lower restructuring-related expenses in 2004 compared with 2003, an improvement in operating expenses as a result of the temporary suspension of fees paid to NACCO Industries and a favorable change in the effective income tax rate. These benefits were almost completely offset by lower margins as a result of unfavorable currency movements of $5.8 million pre-tax primarily due to the sourcing of trucks and components for the U.S. market from countries with appreciated currencies and increased material costs of $21.1 million pre-tax, particularly as a result of increased costs for steel. As the material cost trends became apparent early in 2004, NMHG Wholesale implemented price increases in response to material cost increases. These price increases resulted in benefits totaling $6.2 million pre-tax in the fourth quarter of 2004, which moderately offset the rise in material costs.

NMHG Wholesale – 2004 Full Year

     For the year ended December 31, 2004, NMHG Wholesale reported net income of $22.3 million on revenues of $1.9 billion, compared with net income of $22.4 million on revenues of $1.6 billion for the year ended December 31, 2003.

     The 15 percent increase in revenues for the 2004 full year compared with the 2003 full year was driven by increased unit volumes, primarily in the Americas and Europe, favorable foreign currency movements, a shift in mix to higher-priced lift trucks in the Americas, increased parts volume and the effect of price increases implemented during 2004, specifically in the Americas market. Lift truck shipments in 2004 increased to 77,493 compared with 70,406 in 2003.

     Net income for the 2004 full year remained comparable to 2003 net income. Net income was positively affected by increased unit and parts volumes and a shift in mix to higher-margin lift trucks, along with the benefits received from the temporary suspension of fees paid to NACCO Industries, lower restructuring-related expenses than in the prior year, the receipt of a $6.7 million pre-tax anti-dumping settlement award from U.S. Customs, and tax benefits related to certain income tax settlements. These favorable items were completely offset by increased material costs of $48.3 million pre-tax, primarily due to increased costs for steel. NMHG Wholesale was able to offset a portion of these increased material costs with pricing increases implemented during 2004, which produced benefits totaling $11.4 million pre-tax for the 2004 full year. Also contributing to the minimal decline in net income were unfavorable currency movements of $13.0 million pre-tax and increased marketing and employee-related expenses.

NMHG Wholesale – Outlook

     The company expects stronger lift truck markets in 2005 in the Americas and Asia-Pacific and relatively flat lift truck markets in Europe compared with prior periods. While fourth quarter backlog rose significantly compared with a year ago and orders are anticipated to remain strong, NMHG Wholesale anticipates that its unit shipment levels for 2005 will increase at controlled rates to accommodate the phase in of newly designed products. Nevertheless, NMHG Wholesale expects to continue to have increased volumes in 2005 in comparison to 2004 levels.

     Despite the stronger lift truck markets, NMHG Wholesale expects 2005 to be challenging as the company works to moderate the effect of increases in material costs, which are largely related to supplier price increases for steel. Price increases implemented by NMHG Wholesale during 2004 are expected to help partially offset the effect of the increased material costs, although the company does not anticipate full cost recovery in 2005. Further, the company continues to monitor increases in material costs on a regular basis and evaluate the need and potential for future price increases.

     The company is also currently completing several significant program initiatives that are expected to increase costs and inefficiencies in the near term. These additional programs relate to NMHG Wholesale’s new product development and manufacturing restructuring activities. In particular, product development and product introduction costs related to the new product development programs are expected to continue at current high levels through 2005, as the introduction of the new 1 to 8 ton internal combustion engine lift trucks begins in early 2005, while costs attributable to the manufacturing restructuring program are anticipated to decline. The transition to the new products in the Americas and in Europe will affect operations in the first and third quarters of 2005, respectively, putting pressure on earnings during the first part of the year, especially in the first quarter. This pressure should be alleviated by the end of 2005 as the manufacturing locations move into full production of this first wave of new products. The company expects to complete the Americas portion of its manufacturing restructuring program, including the rearrangement of the layout of its production lines, by the end of 2005 with a consequent reduction in manufacturing costs and an improvement in productivity. In addition, if the strength of the British Pound Sterling, Euro and Japanese Yen compared with the U.S. dollar continue in 2005, costs are expected to increase.

     Some of these programs are expected to continue to affect operating results unfavorably into 2006, while the benefits from other programs and expense reduction efforts already implemented are expected to help mitigate the costs. The Europe restructuring program is not expected to be complete until the end of 2006. However, NMHG Wholesale’s various long-term programs, particularly significant new product development programs, are expected to enhance profitability and generate growth as they begin to mature, particularly in the 2006-2008 period. As previously discussed, the company has begun the introduction of the first wave of these new products in early 2005, with expected introduction of all of these products by the end of 2008.

     Global lift truck markets exceeded NMHG Wholesale’s expectations in 2004 by rebounding to approximately the mid-point of the lift truck market cycle, although they have not yet reached peak cyclical volume levels. The company is hopeful that these increased levels will be sustained and continue to improve going forward.

NMHG Retail – 2004 Fourth Quarter

     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the fourth quarter of 2004 of $2.6 million compared with a net loss of $5.0 million for the fourth quarter of 2003. Revenues increased to $50.7 million for the quarter ended December 31, 2004, from $46.3 million for the quarter ended December 31, 2003. Revenues increased primarily as a result of favorable foreign currency movements in Europe and Asia-Pacific, partially offset by a decrease in unit volumes in Europe compared with the fourth quarter of 2003.

     The reduction in the quarterly net loss at December 31, 2004 compared with the quarterly net loss at December 31, 2003 is primarily the result of improved operating results in Europe as a result of increased rental margins and service profit from improved utilization of the rental fleet and lower operating expenses, combined with better operating performance in Asia-Pacific attributable to improved rental and service margins resulting from lower finance and maintenance costs.

NMHG Retail – 2004 Full Year

     For the 2004 full year, NMHG Retail reported a net loss of $7.2 million on revenues of $195.2 million, compared with a net loss of $6.0 million on revenues of $162.6 million in 2003.

     Revenues for 2004 increased over the prior year primarily due to favorable foreign currency movements.

     The increase in the net loss is primarily attributable to the absence of a $2.8 million favorable tax adjustment in Asia-Pacific recognized in 2003 as compared with a favorable $0.8 million tax adjustment recognized in 2004. This reduced tax benefit was partially offset by improved operating results in Europe from an increase in profit due to higher service revenues and improved service and rental margins in Asia-Pacific.

NMHG Retail – Outlook

     NMHG Retail expects to continue programs to improve the performance of its wholly owned dealerships in 2005 in order to meet its longer-term objective of achieving and sustaining at least break-even results while building market position.

NMHG Consolidated

     For the 2004 full year, NACCO Materials Handling Group generated consolidated cash flow before financing activities of $62.7 million, which was comprised of net cash provided by operating activities of $80.0 million less net cash used for investing activities of $17.3 million. For the 2003 full year, consolidated cash flow before financing activities was $39.0 million, which was comprised of net cash provided by operating activities of $50.1 million less net cash used for investing activities of $11.1 million.

NACCO Housewares Group – 2004 Fourth Quarter

     NACCO Housewares Group, which includes NACCO’s Hamilton Beach/Proctor-Silex and Kitchen Collection subsidiaries, reported improved net income of $18.0 million for the fourth quarter of 2004 on revenues of $232.1 million compared with net income of $16.2 million for the fourth quarter of 2003 on revenues of $213.2 million despite a weak market for housewares products and reduced customer visits at factory outlet malls.

     Revenues at Hamilton Beach/Proctor-Silex increased in the fourth quarter of 2004 compared with the fourth quarter of 2003 primarily due to increased sales volumes and sales of higher-priced products in the U.S. consumer and international markets, primarily driven by increased advertising.

     Kitchen Collection revenues increased in the fourth quarter of 2004 compared with the fourth quarter of 2003 as a result of an increase in the average sales transaction, along with increased sales from new and temporary stores opened only for the holiday season. However, these increases were partially offset by reduced customer visits at comparable stores, which were largely caused by high gasoline prices and reduced traffic in areas affected by inclement weather. The number of Kitchen Collection stores increased to 188 stores at December 31, 2004 from 180 stores at December 31, 2003.

     Net income at NACCO Housewares Group improved in the fourth quarter of 2004, compared with the fourth quarter of 2003, primarily as a result of improved operations at Hamilton Beach/Proctor-Silex. Hamilton Beach/Proctor-Silex experienced increased sales volumes and improved margins as a result of the items previously discussed and a reduction in the effective income tax rate. These favorable items were partially offset by higher material costs, specifically resin and steel, an additional but expected pre-tax charge of $0.7 million related to the restructuring announced during the first quarter of 2004 and increased advertising and employee-related costs. Kitchen Collection’s net income moderately declined as a result of reduced customer visits at comparable stores.

NACCO Housewares Group – 2004 Full Year

     For the 2004 full year, NACCO Housewares Group reported net income of $17.2 million on revenues of $614.8 million compared with net income of $19.5 million on revenues of $598.7 million in 2003.

     Revenues increased in 2004 compared with 2003 primarily as a result of an improved sales mix of higher-priced products and increased volumes in the U.S. consumer, commercial and international markets at Hamilton Beach/Proctor-Silex and an increase in sales at Kitchen Collection as a result of sales at new stores.

     The decline in 2004 net income compared with 2003 net income is primarily attributable to a $9.4 million pre-tax charge, or $6.1 million after a tax benefit of $3.3 million, recorded in 2004 related to a restructuring program currently being implemented at Hamilton Beach/Proctor-Silex’s manufacturing and distribution facilities. Also reducing net income were increased advertising and employee-related expenses and unfavorable material cost variances as a result of increased resin and steel costs at Hamilton Beach/Proctor-Silex, along with reduced customer visits at Kitchen Collection comparable stores attributable to high gasoline prices, hurricanes in the southern United States and inclement weather in the northern United States. These unfavorable items were partially offset by gross margin improvements at Hamilton Beach/Proctor-Silex as a result of a shift in mix to higher-margin products, specifically new products introduced during 2004, and sourced products, and lower manufacturing costs as a result of the restructuring program. A favorable change in other income due to reduced losses on interest rate swap agreements and a lower effective income tax rate in 2004 compared with 2003, as well as the absence of a $1.7 million pre-tax write-off taken in 2003 for pre-petition bankruptcy receivables, also partially offset the decline in net income between years.

     During 2004, NACCO Housewares Group generated cash flow before financing activities of $9.4 million, which was comprised of net cash provided by operating activities of $17.1 million less net cash used for investing activities of $7.7 million. For the 2003 full year, cash flow before financing activities was $35.4 million, which was comprised of net cash provided by operating activities of $41.2 million less net cash used for investing activities of $5.8 million.

NACCO Housewares Group – Outlook

     NACCO Housewares Group is cautiously optimistic that markets for its consumer goods will strengthen in 2005 compared with prior periods, although volume prospects from current and new products are dependent on the need for and acceptance of the company’s products, along with availability of shelf space, within the housewares retail market. In addition, material cost inflation, increases in shipping costs related to sourced products and fluctuating gasoline prices could adversely affect operations.

     Continued product innovation, strong brands, heightened channel efforts and reduced costs are expected to help NACCO Housewares Group maintain and strengthen its leading market positions. New products already being introduced by Hamilton Beach/Proctor-Silex, such as the Hamilton Beach® Eclectrics™ line of electric appliances and Traditions by Proctor Silex™, as well as the continued success of the Hamilton Beach® BrewStation™ coffeemaker and other new product introductions, are anticipated to generate additional product placements and continued margin improvements in 2005 resulting in positive effects on revenues and operating profit.

     Hamilton Beach/Proctor-Silex is continuing programs, including manufacturing restructuring and cost reduction programs, begun in earlier years, which are designed to reduce operating costs and improve manufacturing efficiencies. Additionally, the manufacturing restructuring program implemented in 2004 is anticipated to contribute to improved results, excluding future charges for this program, in 2005. However, as previously announced, Hamilton Beach/Proctor-Silex anticipates future additional pre-tax charges totaling approximately $0.4 million related to this manufacturing restructuring program through the end of 2005. These charges are in addition to the $9.4 million pre-tax charge incurred in 2004 related to this program. These actions are designed to reduce Hamilton Beach/Proctor-Silex’s manufacturing inefficiencies attributable to excess capacity to minimal levels in 2005. The company also expects continued margin improvements from increased sourcing of products from China as a result of this program. These programs and other programs initiated by Hamilton Beach/Proctor-Silex are expected to increasingly improve operations in 2006 and 2007.

     Long term, Kitchen Collection expects to continue programs to enhance its merchandise mix, optimize store selling space, close non-performing stores and prudently open new stores, expand internet sales, expand offerings of private label lines, including Hamilton Beach® and Proctor Silex®-branded non-electric products and develop new store formats, including enclosed mall formats, while aggressively managing costs.

North American Coal – 2004 Fourth Quarter

     North American Coal’s net income for the fourth quarter of 2004 was $3.9 million compared with $4.0 million for the fourth quarter of 2003. Lignite coal deliveries for the company’s consolidated mines totaled 1.9 million tons during the fourth quarter of 2004 compared with 2.0 million tons delivered during the fourth quarter of 2003. The company’s unconsolidated project mines delivered 6.9 million tons of lignite coal during the fourth quarter of 2004 compared with 7.1 million tons delivered in the fourth quarter of 2003. North American Coal’s limerock dragline mining operations delivered 5.1 million cubic yards of limerock in the fourth quarter of 2004 compared with deliveries of 3.3 million cubic yards in the same period of 2003. Increased limerock deliveries were primarily attributable to the start-up of new limerock dragline mining operations in the fourth quarter of 2003 and the second quarter of 2004.

     The slight decrease in fourth quarter 2004 net income compared with fourth quarter 2003 net income was primarily due to increased employee-related operating expenses and a higher effective income tax rate in the fourth quarter. These increased expenses were almost completely offset by increased royalty income.

North American Coal – 2004 Full Year

     Full year net income for 2004 increased 30 percent to $18.6 million from $14.3 million for 2003. The 2003 results included a charge for the cumulative effect of an accounting change of $1.3 million recognized in the first quarter of 2003 as a result of the adoption of SFAS No. 143. North American Coal’s income before the cumulative effect of an accounting change was $18.6 million in 2004 compared with $15.6 million in 2003.

     Lignite coal deliveries for the company’s consolidated mines were 7.3 million tons for 2004 compared with 7.4 million tons of lignite coal delivered during 2003. The company’s unconsolidated project mines delivered 27.1 million tons of lignite coal during 2004 compared with 28.1 million tons delivered in 2003. Lignite coal deliveries decreased mainly due to reduced customer requirements caused by an increase in scheduled and unscheduled customer power plant outages at both consolidated and unconsolidated mines. North American Coal’s limerock dragline mining operations delivered 18.9 million cubic yards of limerock during 2004 compared with 11.0 million cubic yards of limerock during 2003. Increased limerock deliveries were primarily attributable to the start-up of new limerock dragline mining operations previously discussed.

     The increase in 2004 net income compared with 2003 net income is the result of the new limerock operations, increased royalty income and lower interest expense. These favorable results were partially offset by increased employee-related costs and increased tax expense resulting from an unfavorable shift in mix of pre-tax income toward mines with higher income tax rates.

     For the 2004 full year, North American Coal generated cash flow before financing activities of $25.8 million, which was comprised of net cash provided by operating activities of $41.1 million less net cash used for investing activities of $15.3 million. For the 2003 full year, cash flow before financing activities was $9.8 million, which was comprised of net cash provided by operating activities of $36.1 million less net cash used for investing activities of $26.3 million.

North American Coal – Outlook

     North American Coal anticipates that both the consolidated mines and the unconsolidated project mines will continue to perform at current levels in 2005. However, operating results are expected to be temporarily affected by moderately increased costs at Red River Mining Company and Mississippi Lignite Mining Company as these operations work through adverse geological conditions.

     Over the longer term, results at the Mississippi Lignite Mining Company and the San Miguel Lignite Mining Operations are expected to improve considerably in 2006 and 2007 as a result of improved operating conditions and contract changes, respectively. In addition, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available given current high prices for natural gas, the main competing power plant fuel. Further, the company continues to pursue additional non-coal mining opportunities, including additional limerock dragline mining services projects.

NACCO and Other

     NACCO and Other, which includes the parent company operations and Bellaire Corporation, a wholly owned non-operating subsidiary, reported income before extraordinary gain of $2.5 million for the fourth quarter of 2004 compared with income before extraordinary gain of $0.6 million for the fourth quarter of 2003. The improvement is primarily the result of lower income tax expenses attributable to benefits received from the resolution of income tax issues provided for in prior years, partially offset by the temporary suspension of management fees charged to NACCO Materials Handling Group.

     For the years ended December 31, 2004 and 2003, NACCO and Other had losses before extraordinary gain and cumulative effect of a change in accounting of $3.5 million and $1.7 million, respectively. The increased loss before extraordinary gain and cumulative effect of a change in accounting in 2004 compared with 2003 includes the effect of the temporary suspension of management fees charged to NACCO Materials Handling Group, partially offset by lower income tax expenses attributable to benefits received from the resolution of income tax issues provided for in prior years.

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     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, March 16, 2005, at 11:00 a.m. eastern time. The call may be accessed by dialing (800) 299-6183 (Toll Free) or (617) 801-9713 (International), Passcode: 47740094, or over the Internet through NACCO Industries’ website at www.nacco.com or at www.ccbn.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 24, 2005. The online archive of the broadcast will be available on the NACCO Industries’ website.

     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit has been included. Certain after-tax amounts are considered a non-GAAP measure in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income (loss).

     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:

     NACCO Materials Handling Group (“NMHG”): (1) changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or changes in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) delays in manufacturing and delivery schedules, (6) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (7) product liability or other litigation, warranty claims or returns of products, (8) delays in or increased costs of restructuring programs, (9) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement initiatives, (10) acquisitions and/or dispositions of dealerships by NMHG, (11) changes mandated by federal and state regulation including health, safety or environmental legislation and (12) the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.

     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (4) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (5) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products, (6) product liability, regulatory actions or other litigation, warranty claims or returns of products, (7) increased competition, (8) customer acceptance of, changes in costs of, or delays in the development of new products, (9) delays in or increased costs of restructuring programs, (10) weather conditions, gasoline prices or other events that would affect the number of customers visiting Kitchen Collection stores and (11) the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.

     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite or limerock requirements, (2) weather or equipment problems that could affect lignite or limerock deliveries to customers, (3) changes in repairs and maintenance, fuel or other similar costs, (4) costs to pursue and develop new mining opportunities, (5) changes in the U.S. economy, (6) changes in U.S. regulatory requirements, including changes in emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.

     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading designer, manufacturer, importer and marketer of small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.

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FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Christina Kmetko
Manager-Finance
(440) 449-9669

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2004	2003	2004	2003
	(In millions, except per share data)
Total revenues	$856.1	$763.6	$2,782.6	$2,472.6

Gross profit	$154.9	$149.4	$477.7	$466.7

Earnings of unconsolidated project mining subsidiaries	$7.4	$7.1	$31.5	$31.7

Operating profit	$47.9	$50.3	$88.0	$117.2
Other income (expense)	(9.7)	(14.3)	(35.7)	(52.2)

Income before income taxes, minority interest, extraordinary gain, and cumulative effect of change in accounting	38.2	36.0	52.3	65.0
Income tax provision	6.0	10.1	5.3	15.8

Income before minority interest, extraordinary gain, and cumulative effect of change in accounting	32.2	25.9	47.0	49.2
Minority interest income (expense)	(0.1)	(0.3)	0.4	0.6

Income before extraordinary gain and cumulative effect of change in accounting	32.1	25.6	47.4	49.8
Extraordinary gain, net-of-tax	0.5	1.8	0.5	1.8
Cumulative effect of change in accounting, net-of-tax	—	—	—	1.2

Net income	$32.6	$27.4	$47.9	$52.8

Basic and diluted earnings per share:
Income before extraordinary gain and cumulative effect of change in accounting	$3.91	$3.12	$5.77	$6.07
Extraordinary gain, net-of-tax	0.06	0.22	0.06	0.22
Cumulative effect of change in accounting, net-of-tax	—	—	—	0.15

Net income	$3.97	$3.34	$5.83	$6.44

Cash dividends per share	$0.4525	$0.3800	$1.6750	$1.2600

Basic weighted average shares outstanding	8.214	8.206	8.212	8.204
Diluted weighted average shares outstanding	8.221	8.209	8.214	8.205

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2004	2003	2004	2003
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$545.2	$478.0	$1,861.7	$1,617.0
NACCO Materials Handling Group Retail (incl. elims.)	50.7	46.3	195.2	162.6

NACCO Materials Handling Group	595.9	524.3	2,056.9	1,779.6
NACCO Housewares Group	232.1	213.2	614.8	598.7
North American Coal	28.1	26.0	110.8	94.1
NACCO and Other	—	0.1	0.1	0.2

	856.1	763.6	2,782.6	2,472.6
Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	6.3	6.6	26.3	26.2
NACCO Materials Handling Group Retail (incl. elims.)	3.9	4.9	15.6	17.9

NACCO Materials Handling Group	10.2	11.5	41.9	44.1
NACCO Housewares Group	2.1	3.1	8.9	12.7
North American Coal	3.1	3.2	11.9	11.5
NACCO and Other	0.1	—	0.2	0.1

	15.5	17.8	62.9	68.4
Operating profit (loss)
NACCO Materials Handling Group Wholesale	16.3	19.2	39.1	55.5
NACCO Materials Handling Group Retail (incl. elims.)	(2.0)	(4.5)	(4.1)	(6.7)

NACCO Materials Handling Group	14.3	14.7	35.0	48.8
NACCO Housewares Group	30.6	30.0	31.9	42.0
North American Coal	6.7	6.2	30.3	27.4
NACCO and Other	(3.7)	(0.6)	(9.2)	(1.0)

	47.9	50.3	88.0	117.2
Other income (expense)
NACCO Materials Handling Group Wholesale	(4.7)	(5.3)	(15.1)	(25.0)
NACCO Materials Handling Group Retail (incl. elims.)	(1.2)	(2.7)	(6.1)	(6.2)

NACCO Materials Handling Group	(5.9)	(8.0)	(21.2)	(31.2)
NACCO Housewares Group	(2.3)	(3.3)	(6.5)	(9.8)
North American Coal	(2.0)	(2.2)	(7.7)	(9.1)
NACCO and Other	0.5	(0.8)	(0.3)	(2.1)

	(9.7)	(14.3)	(35.7)	(52.2)
Income (loss) before extraordinary gain and cumulative effect of change in accounting
NACCO Materials Handling Group Wholesale	10.3	9.8	22.3	22.4
NACCO Materials Handling Group Retail (incl. elims.)	(2.6)	(5.0)	(7.2)	(6.0)

NACCO Materials Handling Group	7.7	4.8	15.1	16.4
NACCO Housewares Group	18.0	16.2	17.2	19.5
North American Coal	3.9	4.0	18.6	15.6
NACCO and Other	2.5	0.6	(3.5)	(1.7)

	32.1	25.6	47.4	49.8
Extraordinary gain, net of $0.2 tax expense in 2004 and $1.0 in 2003	0.5	1.8	0.5	1.8
Cumulative effect of change in accounting, net of $0.7 tax expense	—	—	—	1.2

Net income	$32.6	$27.4	$47.9	$52.8

NMHG HOLDING CO.*
SELECTED FINANCIAL INFORMATION
(In millions)

	Three Months Ended		Year Ended
	December 31		December 31
	2004	2003	2004	2003
Detail of other income (expense):
Interest expense	$(8.2)	$(9.2)	$(33.7)	$(35.1)
Interest income	0.7	0.8	2.1	2.8
Loss on interest rate swap agreements	(0.1)	(0.4)	(0.2)	(1.5)
Income from unconsolidated affiliates	2.0	1.2	5.7	3.6
U.S. Customs award	—	—	6.7	—
Other income (expense) - net	(0.3)	(0.4)	(1.8)	(1.0)

Total other income (expense)	$(5.9)	$(8.0)	$(21.2)	$(31.2)

Capital expenditures	$6.4	$9.2	$33.4	$27.6

	December 31	December 31
	2004	2003
Cash and cash equivalents	$97.4	$61.3

Debt
Senior notes	$247.8	$247.5
Revolving credit agreements	9.2	17.1
Capital lease agreements and other debt	33.5	43.1

Total debt	$290.5	$307.7

Stockholder’s equity	$446.8	$424.8

*	NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc., issued $250.0 million of 10% Senior Notes, on May 9, 2002 which are registered with the SEC.